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                 November 17, 2022

       Benyamin Buller
       Chief Executive Officer
       Velo3D, Inc.
       511 Division Street
       Campbell, CA 95008

                                                        Re: Velo3D, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 14,
2022
                                                            File No. 333-268346

       Dear Benyamin Buller:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Edwin Kim, Staff Lawyer, at (202) 551-3297 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Per Chilstrom, Esq.